EXHIBIT 4.4

SECURITY AGREEMENT

by

US LEC CORP.,

and

THE GUARANTORS PARTY HERETO

and

US BANK NATIONAL ASSOCIATION,

as Trustee

Dated as of September 30, 2004

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		Page
SECTION 4.7.	DUE AUTHORIZATION AND ISSUANCE	17
SECTION 4.8.	CONSENTS, ETC.	17
SECTION 4.9.	PLEDGED COLLATERAL	17
SECTION 4.10.	ACCESS TO PLEDGED COLLATERAL, BOOKS AND RECORDS; OTHER INFORMATION	17

	ARTICLE V

	CERTAIN PROVISIONS CONCERNING SECURITIES COLLATERAL

SECTION 5.1.	PLEDGE OF ADDITIONAL SECURITIES COLLATERAL	18
SECTION 5.2.	VOTING RIGHTS; DISTRIBUTIONS; ETC.	18
SECTION 5.3.	CERTAIN AGREEMENTS OF PLEDGORS AS ISSUER AND HOLDERS OF EQUITY INTERESTS	19

	ARTICLE VI

	CERTAIN PROVISIONS CONCERNING INTELLECTUAL
	PROPERTY COLLATERAL

SECTION 6.1.	PROTECTION OF TRUSTEE’S SECURITY	20
SECTION 6.2.	AFTER-ACQUIRED PROPERTY	20

	ARTICLE VII

	CERTAIN PROVISIONS CONCERNING ACCOUNTS

SECTION 7.1.	MAINTENANCE OF RECORDS	21
SECTION 7.2.	MODIFICATION OF TERMS, ETC.	21
SECTION 7.3.	COLLECTION	21

	ARTICLE VIII

	TRANSFERS

SECTION 8.1.	TRANSFERS OF PLEDGED COLLATERAL	22

	ARTICLE IX

	REMEDIES

SECTION 9.1.	REMEDIES	22
SECTION 9.2.	NOTICE OF SALE	23
SECTION 9.3.	WAIVER OF NOTICE AND CLAIMS	24
SECTION 9.4.	CERTAIN SALES OF PLEDGED COLLATERAL	24
SECTION 9.5.	NO WAIVER; CUMULATIVE REMEDIES	25
SECTION 9.6.	CERTAIN ADDITIONAL ACTIONS REGARDING INTELLECTUAL PROPERTY	25

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		Page
	ARTICLE X
	APPLICATION OF PROCEEDS
SECTION 10.1.	APPLICATION OF PROCEEDS	25
	ARTICLE XI
	MISCELLANEOUS
SECTION 11.1.	CONCERNING TRUSTEE	26
SECTION 11.2.	TRUSTEE MAY PERFORM; TRUSTEE APPOINTED ATTORNEY-IN-FACT	26
SECTION 11.3.	CONTINUING SECURITY INTEREST; ASSIGNMENT	27
SECTION 11.4.	TERMINATION; RELEASE	27
SECTION 11.5.	MODIFICATION IN WRITING	28
SECTION 11.6.	NOTICES	28
SECTION 11.7.	GOVERNING LAW, CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL	28
SECTION 11.8.	SEVERABILITY OF PROVISIONS	28
SECTION 11.9.	EXECUTION IN COUNTERPARTS	28
SECTION 11.10.	BUSINESS DAYS	28
SECTION 11.11.	NO CREDIT FOR PAYMENT OF TAXES OR IMPOSITION	28
SECTION 11.12.	NO CLAIMS AGAINST TRUSTEE	29
SECTION 11.13.	NO RELEASE	29
SECTION 11.14.	OBLIGATIONS ABSOLUTE	29
SIGNATURES

EXHIBIT 1	Form of Issuer’s Acknowledgment
EXHIBIT 2	Form of Securities Pledge Amendment
EXHIBIT 3	Form of Joinder Agreement
EXHIBIT 4	Form of Control Agreement Concerning Securities Accounts
EXHIBIT 5	Form of Control Agreement Concerning Deposit Accounts
EXHIBIT 6	Form of Copyright Security Agreement
EXHIBIT 7	Form of Patent Security Agreement
EXHIBIT 8	Form of Trademark Security Agreement
SCHEDULE A	Landlord Access Agreement Locations

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SECURITY AGREEMENT

SECURITY AGREEMENT, dated as of September 30, 2004 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, the “Agreement”), made by US LEC CORP., a Delaware corporation (the “Company”) and THE GUARANTORS LISTED ON THE SIGNATURE PAGES HERETO (the “Original Guarantors”) OR FROM TIME TO TIME PARTY HERETO BY EXECUTION OF A JOINDER AGREEMENT (the “Additional Guarantors,” and together with the Original Guarantors, the “Guarantors”), as pledgors, assignors and debtors (the Company, together with the Guarantors, in such capacities and together with any successors in such capacities, the “Pledgors,” and each, a “Pledgor”), in favor of U.S. BANK NATIONAL ASSOCIATION, a national banking organization, in its capacity as trustee (the “Trustee”) pursuant to the Indenture, dated as of the date hereof by and among the Company, the guarantors party thereto and the Trustee, acting for and on behalf of the holders (the “Noteholders”) of the Notes described below.

R E C I T A L S :

WHEREAS, the Company has issued, on the date hereof, Senior Secured Floating Rate Notes due 2009 in the aggregate principal amount of $150,000,000 (collectively, the “Notes”);

WHEREAS, the Noteholders have authorized the Trustee to enter into this Agreement; and

WHEREAS, in order to induce the Noteholders to purchase the Notes, each Pledgor has agreed to secure the payment and performance of the Obligations (as hereinafter defined) and to accomplish same by (i) executing and delivering to the Trustee this Agreement and (ii) delivering to the Trustee any and all other documents required hereunder;

A G R E E M E N T :

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Pledgor and the Trustee hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1. Definitions.

(a) Unless otherwise defined herein or in the Indenture, capitalized terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC.

(b) Terms used but not otherwise defined herein that are defined in the Indenture shall have the meanings given to them in the Indenture. Section 1.4 of the Indenture shall apply herein mutatis mutandis.

(c) The following terms shall have the following meanings:

“Additional Guarantors” shall have the meaning assigned to such term in the Preamble hereof.

“Additional Pledged Interests” shall mean, collectively, with respect to each Pledgor, (i) all options, warrants, rights, agreements, additional membership, partnership or other equity interests of whatever class of any issuer of Initial Pledged Interests or any interest in any such issuer, together with all rights, privileges, authority and powers of such Pledgor relating to such interests in each such issuer or under any Organizational Document of any such issuer, and the certificates, instruments and agreements representing such membership, partnership or other interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such membership, partnership or other equity interests from time to time acquired by such Pledgor in any manner and (ii) all membership, partnership or other equity interests, as applicable, of each limited liability company, partnership or other entity (other than a corporation) hereafter acquired or formed by such Pledgor and all options, warrants, rights, agreements, additional membership, partnership or other equity interests of whatever class of such limited liability company, partnership or other entity, together with all rights, privileges, authority and powers of such Pledgor relating to such interests or under any Organizational Document of any such issuer, and the certificates, instruments and agreements representing such membership, partnership or other equity interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such membership, partnership or other interests, from time to time acquired by such Pledgor in any manner.

“Additional Pledged Shares” shall mean, collectively, with respect to each Pledgor, (i) all options, warrants, rights, agreements, additional shares of capital stock of whatever class of any issuer of the Initial Pledged Shares or any other equity interest in any such issuer, together with all rights, privileges, authority and powers of such Pledgor relating to such interests issued by any such issuer under any Organizational Document of any such issuer, and the certificates, instruments and agreements representing such interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such interests, from time to time acquired by such Pledgor in any manner and (ii) all the issued and outstanding shares of capital stock of each corporation hereafter acquired or formed by such Pledgor and all options, warrants, rights, agreements or additional shares of capital stock of whatever class of such corporation, together with all rights, privileges, authority and powers of such Pledgor relating to such shares or under any Organizational Document of such corporation, and the certificates, instruments and agreements representing such shares and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such shares, from time to time acquired by such Pledgor in any manner.

“Agreement” shall have the meaning assigned to such term in the Preamble hereof.

“Claims” shall mean any and all property and other taxes, assessments and special assessments, levies, fees and all governmental charges imposed upon or assessed against, and landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborers’, materialmen’s, suppliers’ and warehousemen’s Liens and other claims arising by operation of law against, all or any portion of the Pledged Collateral.

“Collateral Account” shall mean a collateral account or sub-account established and maintained in accordance with the provisions of Section 12.1 of the Indenture and all property from time to time on deposit in the Collateral Account.

“Commodity Account Control Agreement” shall mean a commodity account control agreement in a form that is reasonably satisfactory to the Administrative Agent.

“Commodity Accounts” shall mean, collectively, with respect to each Pledgor, all “commodity accounts” as such term is defined in the UCC other than any Excluded Accounts.

“Company” shall have the meaning assigned to such term in the Preamble hereof.

“Contracts” shall mean, collectively, with respect to each Pledgor, all sale, service, performance, equipment or property lease contracts, agreements and grants and all other contracts, agreements or grants (in each case, whether written or oral, or third party or intercompany), between such Pledgor and third parties, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.

“Control” shall mean (i) in the case of each Deposit Account, “control,” as such term is defined in Section 9-104 of the UCC, and (ii) in the case of any Security Entitlement, “control,” as such term is defined in Section 8-106 of the UCC and (iii) in the case of any Commodity Contract, “control,” as such term is defined in Section 9-106 of the UCC.

“Control Agreements” shall mean, collectively, the Deposit Account Control Agreement, the Securities Account Control Agreement and the Commodity Account Control Agreement.

“Copyrights” shall mean, collectively, with respect to each Pledgor, all copyrights (whether statutory or common law, whether established or registered in the United States or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished) and all copyright registrations and applications made by such Pledgor, in each case, whether now owned or hereafter created or acquired by or assigned to such Pledgor, together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of such copyrights, and (ii) reissues, renewals, continuations and extensions thereof.

“Copyright Security Agreement” shall mean an agreement substantially in the form annexed hereto as Exhibit 6.

“Credit Agreement Secured Party” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Credit Facility Indebtedness” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Deposit Account Control Agreement” shall mean an agreement substantially in the form annexed hereto as Exhibit 5 or such other form that is reasonably satisfactory to the Trustee.

“Deposit Accounts” shall mean, collectively, with respect to each Pledgor, (i) all “deposit accounts” as such term is defined in the UCC other than any Excluded Accounts, and in any event shall include the Collateral Account and all accounts and sub-accounts relating to the foregoing account and (ii) all cash, funds, checks, notes and instruments from time to time on deposit in any of the accounts or sub-accounts described in clause (i) of this definition.

“Distributions” shall mean, collectively, with respect to each Pledgor, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Securities, from time to time received, receivable or otherwise distributed to such Pledgor in respect of or in exchange for any or all of the Pledged Securities or Intercompany Notes.

“Excluded Account” shall mean (i) any Deposit Account, Securities Account or Commodity Account opened by any Pledgor the average daily balance of which is less than $500,000; provided that the average daily balance of any such excluded Deposit Account, Securities Account or Commodity Account when aggregated with the average daily balance of all other excluded Deposit Accounts, Securities Accounts and Commodity Accounts shall not exceed $1,000,000 and (ii) any Deposit Account used solely for (A) funding payroll or segregating payroll taxes or (B) segregating 401k contributions or contributions to the employee stock purchase plan and other health and benefit plans, in each case for payment in accordance with any Legal Requirement.

“Excluded Property” shall mean Special Property other than the following:

(a) the right to receive any payment of money (including Accounts, General Intangibles and Payment Intangibles) or any other rights referred to in Sections 9-406(d), 9-407(a) or 9-408(a) of the UCC to the extent that such sections of the UCC are effective to limit the prohibitions which make such property “Special Property”; and

(b) any claim under the policy of insurance (an “Insurance Claim”); and

(c) any Proceeds, substitutions or replacements of any Special Property (unless such Proceeds, substitutions or replacements would constitute Special Property).

“Financing Documents” shall mean, collectively, the Indenture, the Notes and all guarantees, security agreements and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Pledgor in connection therewith, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Foreign Subsidiary” shall mean any Subsidiary which is organized and existing under the laws of any jurisdiction outside of the United States of America.

“General Intangibles” shall mean, collectively, with respect to each Pledgor, all “general intangibles,” as such term is defined in the UCC, of such Pledgor and, in any event, shall include (i) all of such Pledgor’s rights, title and interest in, to and under all insurance policies and Contracts, (ii) all know-how and warranties relating to any of the Pledged Collateral or the Mortgaged Property, if applicable, (iii) any and all other rights, claims, choses-in-action and causes of action of such Pledgor against any other person and the benefits of any and all collateral or other security given by any other person in connection therewith, (iv) all guarantees, endorsements and indemnifications on, or of, any of the Pledged Collateral or any of the Mortgaged Property, if applicable, (v) all lists, books, records, correspondence, ledgers, printouts, files (whether in printed form or stored electronically), tapes and other papers or materials containing information relating to any of the Pledged Collateral or any of the Mortgaged Property, if applicable, including all customer or tenant lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, appraisals, recorded knowledge, surveys, studies, engineering reports, test reports, manuals, standards, processing standards, performance standards, catalogs, research data, computer and automatic machinery software and programs and the like, field repair data, accounting information pertaining to such Pledgor’s operations or any of the Pledged Collateral or any of the Mortgaged

Property, if applicable, and all media in which or on which any of the information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data, (vi) all licenses, consents, permits, variances, certifications, authorizations and approvals, however characterized, of any Governmental Authority (or any person acting on behalf of a Governmental Authority) now or hereafter acquired or held by such Pledgor pertaining to operations now or hereafter conducted by such Pledgor or any of the Pledged Collateral or any of the Mortgaged Property, if applicable, including building permits, certificates of occupancy, environmental certificates, industrial permits or licenses and certificates of operation and (vii) all rights to reserves, deferred payments, deposits, refunds, indemnification of claims to the extent the foregoing relate to any Pledged Collateral or Mortgaged Property, if applicable, and claims for tax or other refunds against any Governmental Authority relating to any Pledged Collateral or any of the Mortgaged Property, if applicable.

“Goodwill” shall mean, collectively, with respect to each Pledgor, the goodwill connected with such Pledgor’s business including all goodwill connected with (i) the use of and symbolized by any Trademark or Trademark License in which such Pledgor has any interest and (ii) all know-how, trade secrets, customer and supplier lists, proprietary information, inventions, methods, procedures, formulae, descriptions, compositions, technical data, drawings, specifications, name plates, catalogs, confidential information and the right to limit the use or disclosure thereof by any person, pricing and cost information, business and marketing plans and proposals, consulting agreements, engineering contracts and such other assets which relate to such goodwill.

“Guarantors” shall have the meaning assigned to such term in the Preamble hereof.

“Indenture” shall have the meaning assigned to such term in the Recitals hereof.

“Initial Pledged Interests” shall mean, with respect to each Pledgor, all membership, partnership or other equity interests (other than in a corporation), as applicable, of each issuer described in Schedule 11 annexed to the Perfection Certificate, together with all rights, privileges, authority and powers of such Pledgor in and to each such issuer or under any Organizational Document of each such issuer, and the certificates, instruments and agreements representing such membership, partnership or other interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such membership, partnership or other interests.

“Initial Pledged Shares” shall mean, collectively, with respect to each Pledgor, the issued and outstanding shares of capital stock of each issuer described in Schedule 11 annexed to the Perfection Certificate together with all rights, privileges, authority and powers of such Pledgor relating to such interests in each such issuer or under any Organizational Document of each such issuer, and the certificates, instruments and agreements representing such shares of capital stock and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to the Initial Pledged Shares.

“Instruments” shall mean, collectively, with respect to each Pledgor, all “instruments,” as such term is defined in Article 9, rather than Article 3, of the UCC, and shall include all promissory notes, drafts, bills of exchange or acceptances.

“Intellectual Property Collateral” shall mean, collectively, the Patents, Trademarks, Copyrights, Licenses and Goodwill.

“Intercompany Notes” shall mean, with respect to each Pledgor, all intercompany notes described in Schedule 12 annexed to the Perfection Certificate and intercompany notes hereafter acquired by such Pledgor and all certificates, instruments or agreements evidencing such intercompany notes, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof to the extent permitted pursuant to the terms hereof.

“Investment Property” shall mean a security, whether certificated or uncertificated, Security Entitlement, Securities Account, Commodity Contract or Commodity Account, excluding, however, the Securities Collateral.

“Joinder Agreement” shall mean an agreement substantially in the form annexed hereto as Exhibit 3.

“Junior Priority” shall mean, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is junior in priority only to the Permitted Collateral Liens.

“Licenses” shall mean, collectively, with respect to each Pledgor, all license and distribution agreements with, and covenants not to sue, any other party with respect to any Patent, Trademark or Copyright or any other patent, trademark or copyright, whether such Pledgor is a licensor or licensee, distributor or distributee under any such license or distribution agreement, together with any and all renewals, extensions, supplements and continuations thereof.

“Obligations” shall mean any and all obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Pledgors to the Trustee or any Noteholder, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under the Indenture, the Notes or any of the other Financing Documents, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Pledgor under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct of indirect, absolute or contingent, joint or several, due or to become due, primary or secondary, liquidated or unliquidated, or secured or unsecured.

“Original Guarantors” shall have the meaning assigned to such term in the Preamble hereof.

“Patents” shall mean, collectively, with respect to each Pledgor, all patents issued or assigned to and all patent applications and registrations made by such Pledgor (whether established or registered or recorded in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of any patents, (ii) inventions and improvements described and claimed therein and (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof.

“Patent Security Agreement” shall mean an agreement substantially in the form annexed hereto as Exhibit 7.

“Perfection Certificate” shall mean that certain perfection certificate dated September 30, 2004 executed and delivered by each Pledgor in favor of the Trustee for the benefit of the Secured Parties, and each other Perfection Certificate (which shall be in form and substance reasonably acceptable to the Trustee) executed and delivered by the applicable Guarantor in favor of the Trustee for the benefit of the Secured Parties contemporaneously with the execution and delivery of each Joinder Agreement executed in accordance with Section 3.5 hereof, in each case, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the Indenture or upon the request of the Trustee.

“Permitted Collateral Liens” shall mean Permitted Liens that satisfy the qualifications and limitations set forth in Section 13.1 of the Indenture.

“Pledge Amendment” shall have the meaning assigned to such term in Section 5.1 hereof.

“Pledged Collateral” shall have the meaning assigned to such term in Section 2.1 hereof.

“Pledged Interests” shall mean, collectively, the Initial Pledged Interests and the Additional Pledged Interests; provided, however, that to the extent applicable, Pledged Interests shall not include (i) more than 65% of any series of the outstanding capital stock of any Foreign Subsidiary or (ii) any of the capital stock of a Subsidiary of a Foreign Subsidiary.

“Pledged Securities” shall mean, collectively, the Pledged Interests, the Pledged Shares and the Successor Interests.

“Pledged Shares” shall mean, collectively, the Initial Pledged Shares and the Additional Pledged Shares; provided, however, that Pledged Shares shall not include (i) more than 65% of any series of the outstanding capital stock of any Foreign Subsidiary or (ii) any of the capital stock of a Subsidiary of a Foreign Subsidiary.

“Pledgor” shall have the meaning assigned to such term in the Preamble hereof.

“Secured Parties” shall mean, collectively, the Trustee and the Noteholders.

“Securities Account Control Agreement” shall mean an agreement substantially in the form annexed hereto as Exhibit 4 or such other form that is reasonably satisfactory to the Trustee.

“Securities Accounts” shall mean, collectively, with respect to each Pledgor, all “securities accounts” as such term is defined in the UCC other than any Excluded Accounts.

“Securities Collateral” shall mean, collectively, the Pledged Securities, the Intercompany Notes and the Distributions.

“Special Property” shall mean:

(a) any personal property or other asset in respect of which perfection of a lien is not either (i) governed by the UCC or (ii) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office;

(b) any personal property or other asset that is subject to a Lien securing a Purchase Money Obligation or a Capitalized Lease Obligation permitted under the Indenture if the contract or other agreement in which such Lien is granted (or the documentation providing for such obligation) prohibits the creation of a lien on such personal property or other assets;

(c) any permit, lease, license, contract or instrument now or hereafter held or owned by any Pledgor if the grant of a security interest in such, permit, lease, license, contract or instrument, under the terms thereof or under any applicable Legal Requirement, (i) is prohibited and would result in the termination thereof or give other parties the right to terminate such permit, lease, license, contract or instrument or accelerate such Pledgor’s obligations thereunder or would result in a default thereunder that otherwise materially and adversely alter such Pledgor’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both) or (ii) would require the consent of any Person, other than any Pledgor; and

(d) Excluded Accounts;

provided, however, that in each case described in clauses (a), (b), (c) and (d) of this definition, such property shall constitute “Special Property” only to the extent and for so long as such permit, lease, license, contract, instrument or other agreement or Legal Requirement applicable to such property validly prohibits the creation of a Lien on such property in favor of the Trustee and, upon the termination of such prohibition (howsoever occurring), such property shall cease to constitute “Special Property.”

“Successor Interests” shall mean, collectively, with respect to each Pledgor, all shares of each class of the capital stock of the successor corporation or interests or certificates of the successor limited liability company, partnership or other entity owned by such Pledgor (unless such successor is such Pledgor itself) formed by or resulting from any consolidation or merger in which any person listed in Schedule 1(a) annexed to the Perfection Certificate is not the surviving entity; provided, however, that to the extent applicable, Successor Interest shall not include (i) more than 65% of any series of the outstanding capital stock of any Foreign Subsidiary or (ii) any of the capital stock of a Subsidiary of a Foreign Subsidiary.

“Trademarks” shall mean, collectively, with respect to each Pledgor, all trademarks (including service marks), slogans, logos, certification marks, trade dress, uniform resource locations (URL’s), domain names, corporate names and trade names, whether registered or unregistered, owned by or assigned to such Pledgor and all registrations and applications for the foregoing (whether statutory or common law and whether established or registered in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of any trademarks and (ii) reissues, continuations, extensions and renewals thereof.

“Trademark Security Agreement” shall mean an agreement substantially in the form annexed hereto as Exhibit 8.

“Trustee” shall have the meaning assigned to such term in the Preamble hereof.

“UCC” shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided, however, that if by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the Trustee’s and any other Secured Party’s security interest in any item or portion of the Pledged Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect on the date hereof in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions relating to such provisions.

SECTION 1.2. Resolution of Drafting Ambiguities.

Each Pledgor acknowledges and agrees that it was represented by counsel in connection with the execution and delivery hereof, that it and its counsel reviewed and participated in the preparation and negotiation hereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party (i.e., the Secured Parties) shall not be employed in the interpretation hereof.

SECTION 1.3. Perfection Certificate.

The Trustee and each Secured Party and each Pledgor agree that the Perfection Certificate and all descriptions of Pledged Collateral, schedules, amendments and supplements thereto are and shall at all times remain a part of this Agreement.

ARTICLE II

GRANT OF SECURITY AND SECURED OBLIGATIONS

SECTION 2.1. Grant of Security Interest.

As collateral security for the payment and performance in full of all the Obligations, each Pledgor hereby pledges and grants to the Trustee for its benefit and the benefit of the Noteholders, a lien on and security interest in and to all of the right, title and interest of such Pledgor in, to and under the following property, wherever located, whether now existing or hereafter arising or acquired from time to time (collectively, the “Pledged Collateral”):

(i)	all Accounts;

(ii)	all Equipment, Goods, Inventory and Fixtures;

(iii)	all Documents, Instruments and Chattel Paper;

(iv)	all Letters of Credit and Letter-of-Credit Rights;

(v)	all Securities Collateral;

(vi)	all Collateral Accounts;

(vii)	all Investment Property;

(viii)	all Intellectual Property Collateral;

(ix)	the Commercial Tort Claims described on Schedule 15 to the Perfection Certificate;

(x)	all General Intangibles;

(xi)	all Deposit Accounts;

(xii)	all Supporting Obligations;

(xiii)	all books and records relating to the Pledged Collateral; and

(xiv)	to the extent not covered by clauses (i) through (xiii) of this sentence, all other personal property of such Pledgor, whether tangible or intangible and all Proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to such Pledgor from time to time with respect to any of the foregoing.

Notwithstanding anything to the contrary contained in clauses (i) through (xiv) above, the security interest created by this Agreement shall not extend to, and the term “Pledged Collateral” shall not include, any Excluded Property. From and after the Closing Date, no Pledgor shall permit to become effective in any document creating, governing or providing for any permit, lease or license, a provision that would prohibit the creation of a Lien on such permit, lease or license in favor of the Trustee unless such Pledgor believes, in its reasonable judgment, that such prohibition is usual and customary in transactions of such type.

SECTION 2.2. Filings.

(a) Each Pledgor hereby irrevocably authorizes the Trustee at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including fixture filings) and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Pledged Collateral, including (i) whether such Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor, (ii) any financing or continuation statements or other documents without the signature of such Pledgor where permitted by law, including the filing of a financing statement describing the Pledged Collateral as “all assets in which the Pledgor now owns or hereafter acquires rights” and (iii) in the case of a financing statement filed as a fixture filing or covering Pledged Collateral constituting minerals or the like to be extracted or timber to be cut, a sufficient description of the real property to which such Pledged Collateral relates. Each Pledgor agrees to provide all information described in the immediately preceding sentence to the Trustee upon request.

(b) Each Pledgor hereby further authorizes the Trustee to file filings with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country), including this Agreement, the Copyright Security Agreement, the Patent Security Agreement and the Trademark Security Agreement, or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by such Pledgor hereunder, without the signature of such Pledgor, and naming such Pledgor, as debtor, and the Trustee, as secured party.

SECTION 2.3. Junior Priority Nature of Liens.

Notwithstanding anything herein to the contrary, the lien and security interest granted to the Trustee pursuant to this Agreement and the exercise of any right or remedy by the Trustee hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control. Notwithstanding anything herein to the contrary, so long as the Credit Facility Indebtedness (other than any indemnity obligations not then due) is outstanding and prior to the Credit Facility Indebtedness being Fully Paid (as such term is defined in the Intercreditor Agreement), the requirements of this Agreement to deliver Collateral to the Trustee shall be deemed satisfied by delivery of such Collateral to the Lender (as such term is defined in the Intercreditor Agreement).

ARTICLE III

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES;

USE OF PLEDGED COLLATERAL

SECTION 3.1. Delivery of Certificated Securities Collateral.

Each Pledgor represents and warrants that all certificates, agreements or instruments representing or evidencing the Securities Collateral in existence on the date hereof will be delivered to the Trustee upon the execution and delivery of this Agreement in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank and that the Trustee upon such delivery has a perfected Junior Priority security interest therein. Each Pledgor hereby agrees that all certificates, agreements or instruments representing or evidencing Securities Collateral acquired by such Pledgor after the date hereof shall promptly upon receipt thereof by such Pledgor be delivered to and held by or on behalf of the Trustee pursuant hereto. The Trustee shall have the right, at any time upon the occurrence and during the continuance of any Event of Default and the receipt of written notice from the Trustee that it is exercising rights under this Section 3.1, to endorse, assign or otherwise transfer to or to register in the name of the Trustee or any of its nominees or endorse for negotiation any or all of the Securities Collateral, without any indication that such Securities Collateral is subject to the security interest hereunder. In addition, upon the occurrence and during the continuance of an Event of Default and the receipt of written notice from the Trustee that it is exercising rights under this Section 3.1, the Trustee shall have the right at any time to exchange certificates representing or evidencing Securities Collateral for certificates of smaller or larger denominations.

SECTION 3.2. Perfection of Uncertificated Securities Collateral.

Each Pledgor represents and warrants that the Trustee has a security interest in all uncertificated Pledged Securities owned by such Pledgor on the date hereof. Each Pledgor hereby agrees that if any of the Pledged Securities are at any time not evidenced by certificates of ownership, then each applicable Pledgor shall, to the extent permitted by applicable law (i) cause such pledge to be recorded on the equityholder register or the books of the issuer, cause the issuer to execute and deliver to the Trustee an acknowledgment of the pledge of such Pledged Securities substantially in the form of Exhibit 1 annexed hereto, if necessary or desirable in the opinion of the Trustee, execute any customary pledge forms or other documents necessary or appropriate to complete the pledge and give the Trustee the right to transfer such Pledged Securities under the terms hereof and, upon request, provide to the Trustee an opinion of counsel, in form and substance reasonably satisfactory to the Trustee, confirming such pledge and perfection thereof and (ii) use its commercially reasonable efforts to cause such Pledged Securities to become certificated and delivered to the Trustee in accordance with the provisions of Section 3.1.

SECTION 3.3. Financing Statements and Other Filings; Maintenance of Perfected Security Interest.

Each Pledgor agrees that at the sole cost and expense of the Pledgors, (i) such Pledgor will maintain the security interest created by this Agreement in the Pledged Collateral as a perfected Junior Priority security interest and, upon the reasonable request of the Trustee, shall defend such security interest against the claims and demands of all persons except Permitted Collateral Liens, (ii) such Pledgor shall furnish to the Trustee from time to time statements and schedules further identifying and describing the Pledged Collateral and such other reports in connection with the Pledged Collateral as the Trustee may reasonably request, all in reasonable detail and (iii) at any time and from time to time, upon the written request of the Trustee, such Pledgor shall promptly and duly execute and deliver, and file and have recorded, such further instruments and documents and take such further action as the Trustee may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and the rights and powers herein granted, including the filing of any financing statements, continuation statements and other documents (including this Agreement) under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interest created hereby and the execution and delivery of Control Agreements, all in form reasonably satisfactory to the Trustee and in such offices (including the United States Patent and Trademark Office and the United States Copyright Office) wherever required by law to perfect, continue and maintain a valid, enforceable, Junior Priority security interest in the Pledged Collateral as provided herein and to preserve the other rights and interests granted to the Trustee hereunder, as against third parties, with respect to the Pledged Collateral.

SECTION 3.4. Other Actions.

In order to further insure the attachment, perfection and priority of, and the ability of the Trustee to enforce, the Trustee’s security interest in the Pledged Collateral, each Pledgor represents and warrants (as to itself) as follows and agrees, in each case at such Pledgor’s own expense, to take the following actions with respect to the following Pledged Collateral:

(a) Instruments and Tangible Chattel Paper. (i) No amounts payable under or in connection with any of the Pledged Collateral are evidenced by any Instrument or Tangible Chattel Paper other than such Instruments and Tangible Chattel Paper listed in Schedule 12 annexed to the Perfection Certificate (to the extent required to be listed on the schedules to the Perfection Certificate as of the date this representation is made or deemed made) and (ii) each Instrument and each item of Tangible Chattel Paper listed in Schedule 12 annexed to the Perfection Certificate has been properly delivered to the Trustee, accompanied by instruments of transfer or assignment duly executed in blank. If any amount then payable under or in connection with any of the Pledged Collateral shall be evidenced by any Instrument or Tangible Chattel Paper, and such amount, together with all amounts payable evidenced by any Instrument or Tangible Chattel Paper not previously delivered to the Trustee exceeds $1,000,000 in the aggregate for all Pledgors, the Pledgor acquiring such Instrument or Tangible Chattel Paper shall forthwith deliver the same to the Trustee, accompanied by such instruments of transfer or assignment duly executed in blank as the Trustee may from time to time specify.

(b) Deposit Accounts. Each Pledgor (i) has neither opened nor maintains any deposit accounts other than the accounts listed in Schedule 16 annexed to the Perfection Certificate (to the extent required to be listed on the schedules to the Perfection Certificate as of the date this representation is made or deemed made) and (ii) within 30 days of the date hereof, shall enter into and deliver, a Deposit Account Control Agreement duly authorized and executed by the applicable Bank and such Pledgor with respect to each Deposit Account listed in Schedule 16 annexed to the Perfection Certificate. No Pledgor shall hereafter establish and maintain any Deposit Account unless (1) the applicable Pledgor shall have given the Trustee 10 days’ prior written notice of its intention to establish such new Deposit Account with a Bank and (2) such Bank and such Pledgor shall have duly executed and delivered to the Trustee a Deposit Account Control Agreement with respect to such Deposit Account. Each Pledgor agrees that at the time it establishes any additional Deposit Accounts it shall enter into a duly authorized, executed and delivered Deposit Account Control Agreement with respect to such Deposit Account. The Trustee agrees with each Pledgor that the Trustee shall not give any instructions directing the disposition of funds from time to time credited to any Deposit Account or withhold any withdrawal rights from such Pledgor with respect to funds from time to time credited to any Deposit Account unless an Event of Default has occurred and is continuing. The provisions of this Section 3.4(b) shall not apply to the Collateral Account. No Pledgor shall grant Control of any Deposit Account to any person other than the Trustee.

(c) Investment Property. (i) Each Pledgor (1) has no securities accounts or commodity accounts other than those listed in Schedule 16 annexed to the Perfection Certificate (to the extent required to be listed on the schedules to the Perfection Certificate as of the date this representation is made or deemed made) (2) does not hold, own or have any interest in any certificated securities or uncertificated securities other than those constituting Pledged Securities and those maintained in Securities Accounts or Commodity Accounts listed in Schedule 16 annexed to the Perfection Certificate (to the extent required to be listed on the schedules to the Perfection Certificate as of the date this representation is made or deemed made) and (3) within 30 days of the date hereof, shall enter into and deliver, a Securities Account Control Agreement or a Commodity Account Control Agreement duly authorized and executed by the applicable Securities Intermediary or Commodity Intermediary, as the case may be, and such Pledgor with respect to each Securities Account or Commodity Account listed in Schedule 16 annexed to the Perfection Certificate, as applicable.

(ii) If any Pledgor shall at any time hold or acquire any certificated securities constituting Investment Property, such Pledgor shall promptly (a) deliver the same to the Trustee, accompanied by such instruments of transfer or assignment duly executed in blank (all in form and substance reasonably satisfactory to the Trustee) as shall be necessary to create a perfected security interest in such assets or (b) deliver such securities into a Securities Account with respect to which a Control Agreement is in effect in favor of the Trustee. If any securities now or hereafter acquired by any Pledgor constituting Investment Property are uncertificated and are issued to such Pledgor or its nominee directly by the issuer thereof, such Pledgor shall promptly notify the Trustee thereof and (a) cause the issuer to execute and deliver to the Trustee an acknowledgement of the pledge of such uncertificated securities substantially in the form of Exhibit 1 annexed hereto or (b) cause a Security Entitlement with respect to such uncertificated security to be held in a Securities Account with respect to which the Trustee has Control or (c) arrange for the Trustee to become the registered owner of the securities. Pledgor shall not hereafter establish and maintain any Securities Account or Commodity Account with any Securities Intermediary or Commodity Intermediary unless (1) the applicable Pledgor shall have given the Trustee 10 days’ prior written notice of its intention to establish such new Securities Account or Commodity Account with such Securities Intermediary or Commodity Intermediary, and (2) such Securities Intermediary or Commodity Intermediary, as the case may be, and such Pledgor shall have duly executed and delivered a Control Agreement with respect to such Securities Account or Commodity Account, as the case may be, at the time such Securities Account or Commodity Account is established. Each Pledgor shall within one (1) Business Day of actual receipt thereof, deposit any cash or Investment Property and any new securities, instruments, documents or other property by reason of ownership of the Investment Property (other than payments of a kind described in Section 7.4 hereof) received by it into a Deposit Account or Securities Account subject to a Control Agreement. The Trustee agrees with each Pledgor that the Trustee shall not give any Entitlement Orders or instructions or directions to any issuer of uncertificated securities, Securities Intermediary or Commodity Intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by such Pledgor, unless an Event of Default has occurred and is continuing. The provisions of this Section 3.4(c) shall not apply to any Financial Assets credited to a Securities Account for which the Trustee is the Securities Intermediary. No Pledgor shall grant control over any Investment Property to any person other than the Trustee.

(iii) As between the Trustee and the Pledgors, the Pledgors shall bear the investment risk with respect to the Investment Property and Pledged Securities, and the risk of loss of, damage to, or the destruction of the Investment Property and Pledged Securities, whether in the possession of, or maintained as a security entitlement or deposit by, or subject to the control of, the Trustee, a Securities Intermediary, Commodity Intermediary, any Pledgor or any other person; provided, however, that nothing contained in this Section 3.4(c) shall release or relieve any Securities Intermediary or Commodity Intermediary of its duties and obligations to the Pledgors or any other person under any Control Agreement or under applicable law. Unless such Claims constitute Permitted Collateral Liens, each Pledgor shall promptly pay all Claims and fees of whatever kind or nature with respect to the Investment Property and Pledged Securities pledged by it under this Agreement. In the event any Pledgor shall fail to make such payment contemplated in the immediately preceding sentence, the Trustee may do so for the account of such Pledgor and the Pledgors shall promptly reimburse and indemnify the Trustee from all costs and expenses incurred by the Trustee under this Section 3.4(c) in accordance with Section 7.7 of the Indenture.

(d) Electronic Chattel Paper and Transferable Records. No amount under or in connection with any of the Pledged Collateral is evidenced by any Electronic Chattel Paper other than such Electronic Chattel Paper and transferable records listed in Schedule 12 annexed to the Perfection Certificate (to the extent required to be listed on the schedules to the Perfection Certificate as of the date this representation is made or deemed made). If any amount payable under or in connection with any of the Pledged Collateral shall be evidenced by any Electronic Chattel Paper, the Pledgor acquiring such Electronic Chattel Paper shall promptly notify the Trustee thereof and shall take such action as the Trustee may reasonably request to vest in the Trustee control under UCC Section 9-105 of such Electronic Chattel Paper. The requirement in the preceding sentence shall apply to the extent that such amount, together with all amounts payable evidenced by Electronic Chattel Paper or any transferable record in which the Trustee has not been vested control within the meaning of the statutes described in this sentence exceeds $1,000,000 in the aggregate for all Pledgors. The Trustee agrees with such Pledgor that the Trustee will arrange, pursuant to procedures satisfactory to the Trustee and so long as such procedures will not result in the Trustee’s loss of control, for the Pledgor to make alterations to the Electronic Chattel Paper permitted under UCC Section 9-105 for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Pledgor with respect to such Electronic Chattel Paper and the Trustee has provided a notice thereof to such Pledgor.

(e) Commercial Tort Claims. As of the date hereof each Pledgor hereby represents and warrants that it holds no Commercial Tort Claims other than those listed in Schedule 15 annexed to the Perfection Certificate (to the extent required to be listed on the schedules to the Perfection Certificate as of the date this representation is made or deemed made). If any Pledgor shall at any time hold or acquire a Commercial Tort Claim having an asserted value together with all other Commercial Tort Claims of all Pledgors in which the Trustee does not have a security interest in excess of $500,000 in the aggregate, such Pledgor shall immediately notify the Trustee in writing signed by such Pledgor of the brief details thereof and grant to the Trustee in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Trustee.

(f) Landlord’s Access Agreements. Each Pledgor shall use its commercially reasonable efforts to obtain within 90 days after the date hereof with respect to each location set forth in Schedule A annexed hereto, where such Pledgor maintains Pledged Collateral, a Landlord Access Agreement or landlord’s lien waiver, as applicable, from all such landlords.

SECTION 3.5. Joinder of Additional Guarantors.

The Pledgors shall cause each Subsidiary of the Company which, from time to time, after the date hereof shall be required to pledge any assets to the Trustee for the benefit of the Secured Parties pursuant to the provisions of the Indenture, to execute and deliver to the Trustee (i) a Joinder Agreement substantially in the form of Exhibit 3 annexed hereto within thirty (30) Business Days of the date on which it was acquired or created and (ii) a Perfection Certificate for such Subsidiary, in each case, within thirty (30) Business Days of the date on which it was acquired or created and, upon such execution and delivery, such Subsidiary shall constitute a “Guarantor” and a “Pledgor” for all purposes hereunder with the same force and effect as if originally named as a Guarantor and Pledgor herein. The execution and delivery of such Joinder Agreement shall not require the consent of any Pledgor hereunder. The rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor and Pledgor as a party to this Agreement.

SECTION 3.6. Supplements; Further Assurances.

Each Pledgor shall take such further actions, and to execute and deliver to the Trustee such additional assignments, agreements, supplements, powers and instruments, as the Trustee may in its reasonable judgment deem necessary or appropriate, wherever required by law, in order to perfect, preserve and protect the security interest in the Pledged Collateral as provided herein and the rights and interests granted to the Trustee hereunder, to carry into effect the purposes hereof or better to assure and confirm unto the Trustee the Pledged Collateral or permit the Trustee to exercise and enforce its rights, powers and remedies hereunder with respect to any Pledged Collateral. Without limiting the generality of the foregoing, each Pledgor shall make, execute, endorse, acknowledge, file or refile and/or deliver to the Trustee from time to time upon reasonable request such lists, descriptions and designations of the Pledged Collateral, copies of warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, supplements, additional security agreements, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments as the Trustee shall reasonably request. If an Event of Default has occurred and is continuing and upon the receipt of written notice from the Trustee that it is exercising rights under this Section 3.6, the Trustee may institute and maintain, in its own name or in the name of any Pledgor, such suits and proceedings as the Trustee may be advised by counsel shall be necessary or expedient to prevent any impairment of the security interest in or the perfection thereof in the Pledged Collateral. All of the foregoing shall be at the sole cost and expense of the Pledgors.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

Each Pledgor represents, warrants and covenants as follows:

SECTION 4.1. Title.

Except for the security interest granted to the Trustee for the ratable benefit of the Secured Parties pursuant to this Agreement and Permitted Liens, such Pledgor owns and, as to Pledged Collateral acquired by it from time to time after the date hereof, will own the rights in each item of Pledged Collateral pledged by it hereunder free and clear of any and all Liens or claims of others other than Permitted Collateral Liens. Such Pledgor has not filed, nor authorized any third party to file a financing statement or other public notice with respect to all or any part of the Pledged Collateral on file or of record in any public office, except such as have been filed in favor of the Trustee pursuant to this Agreement or as are permitted by the Indenture or financing statements or public notices relating to the termination statements listed on Schedule 9 to the Perfection Certificate.

SECTION 4.2. Validity of Security Interest.

The security interest in and Lien on the Pledged Collateral (other than any Insurance Claims) granted to the Trustee for the benefit of the Secured Parties hereunder constitutes (a) a legal and valid security interest in all the Pledged Collateral securing the payment and performance of the Obligations, and (b) subject to the filing of the financing statements in the offices identified in Schedule 7 to the Perfection Certificate, the filing of the Patent Security Agreement and the Trademark Security Agreement described in Schedule 7 to the Perfection Certificate with the United State Patent and Trademark Office and compliance with Section 3.4 of this Agreement (to the extent such actions are required as of the date this representation is made or deemed made), a perfected security interest in all the Pledged Collateral. The security interest and Lien granted to the Trustee for the benefit of the Secured Parties pursuant to this Agreement in and on the Pledged Collateral will at all times constitute a perfected, continuing security interest therein, subject only to Permitted Collateral Liens.

SECTION 4.3. Defense of Claims; Transferability of Pledged Collateral.

Each Pledgor shall, at its own cost and expense, defend title to the Pledged Collateral pledged by it hereunder and the security interest therein and Lien thereon granted to the Trustee and the priority thereof against all claims and demands of all persons (other than any claim that could not individually or in the aggregate materially impair the value of Collateral), at its own cost and expense, at any time claiming any interest therein adverse to the Trustee or any other Secured Party other than Permitted Collateral Liens. There is no agreement, and no Pledgor shall enter into any agreement or take any other action, that would restrict the transferability of any of the Pledged Collateral or otherwise impair or conflict with such Pledgors’ obligations or the rights of the Trustee hereunder.

SECTION 4.4. Other Financing Statements.

It has not filed, nor authorized any third party to file (nor will there be any) valid or effective financing statement (or similar statement or instrument of registration under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Pledged Collateral other than financing statements and other statements and instruments relating to Permitted Collateral Liens and leases permitted under the Indenture. So long as any of the Obligations remain unpaid, no Pledgor shall execute, authorize or permit to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction) relating to any Pledged Collateral, except financing statements and other statements and instruments filed or to be filed in respect of and covering the security interests granted by such Pledgor to the holder of the Permitted Collateral Liens and leases permitted under the Indenture.

SECTION 4.5. Chief Executive Office; Change of Name; Jurisdiction of Organization.

(a) No Pledgor shall effect any change (i) in its legal name, (ii) in its identity or organizational structure, or (iii) in its jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Trustee not less than 10 days’ prior written notice of its intention so to do, clearly describing such change and (B) it shall have taken all action reasonably satisfactory to the Trustee to maintain the perfection and priority of the security interest of the Trustee for the benefit of the Secured Parties in the Collateral, if applicable.

(b) The Trustee may rely on opinions of counsel as to whether any or all UCC financing statements of the Pledgors need to be amended as a result of any of the changes described in Section 4.5. The Trustee shall have no duty to inquire about such changes if any Pledgor does not inform the Trustee of such changes, the parties acknowledging and agreeing that it would not be feasible or practical for the Trustee to search for information on such changes if such information is not provided by any Pledgor.

SECTION 4.6. Location of Inventory and Equipment.

It shall not move any Equipment or Inventory to any location other than one within the continental United States.

SECTION 4.7. Due Authorization and Issuance.

All of the Initial Pledged Shares have been, and to the extent any Pledged Shares are hereafter issued, such Pledged Shares will be, upon such issuance, duly authorized, validly issued and fully paid and non-assessable. All of the Initial Pledged Interests have been fully paid for, and there is no amount or other obligation owing by any Pledgor to any issuer of the Initial Pledged Interests in exchange for or in connection with the issuance of the Initial Pledged Interests or any Pledgor’s status as a partner or a member of any issuer of the Initial Pledged Interests.

SECTION 4.8. Consents, etc.

In the event that the Trustee desires to exercise any remedies, voting or consensual rights or attorney-in-fact powers set forth in this Agreement and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other person therefor, then, upon the reasonable request of the Trustee, such Pledgor agrees to use its commercially reasonable efforts to assist and aid the Trustee to obtain as soon as practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers.

SECTION 4.9. Pledged Collateral.

All information set forth herein, including the schedules annexed hereto, and all information contained in any documents, schedules and lists heretofore delivered to any Secured Party, including the Perfection Certificate and the schedules thereto, in connection with this Agreement, in each case, relating to the Pledged Collateral, is accurate and complete in all material respects. The Pledged Collateral described on the schedules annexed to the Perfection Certificate constitutes all of the property of such type of Pledged Collateral owned or held by the Pledgors.

SECTION 4.10. Access to Pledged Collateral, Books and Records; Other Information.

Upon reasonable request to each Pledgor, the Trustee, its agents, accountants and attorneys shall have full and free access to visit and inspect, as applicable, during normal business hours and such other reasonable times as may be requested by the Trustee all of the Pledged Collateral and Mortgaged Property, if applicable, including all of the books, correspondence and records of such Pledgor relating thereto. The Trustee and its representatives may examine the same, take extracts therefrom and make photocopies thereof, and such Pledgor agrees to render to the Trustee, at such Pledgor’s cost and expense, such clerical and other assistance as may be reasonably requested by the Trustee with regard thereto. Such Pledgor shall, at any and all times, within a reasonable time after written request by the Trustee, furnish or cause to be furnished to the Trustee, in such manner and in such detail as may be reasonably requested by the Trustee, additional information with respect to the Pledged Collateral.

ARTICLE V

CERTAIN PROVISIONS CONCERNING SECURITIES COLLATERAL

SECTION 5.1. Pledge of Additional Securities Collateral.

Each Pledgor shall, upon obtaining any Pledged Securities or Intercompany Notes of any person, accept the same in trust for the benefit of the Trustee and forthwith deliver to the Trustee a pledge amendment, duly executed by such Pledgor, in substantially the form of Exhibit 2 annexed hereto (each, a “Pledge Amendment”), and the certificates and other documents required under Section 3.1 and Section 3.2 hereof in respect of the additional Pledged Securities or Intercompany Notes which are to be pledged pursuant to this Agreement, and confirming the attachment of the Lien hereby created on and in respect of such additional Pledged Securities or Intercompany Notes. Each Pledgor hereby authorizes the Trustee to attach each Pledge Amendment to this Agreement and agrees that all Pledged Securities or Intercompany Notes listed on any Pledge Amendment delivered to the Trustee shall for all purposes hereunder be considered Pledged Collateral.

SECTION 5.2. Voting Rights; Distributions; etc.

(i) So long as no Event of Default shall have occurred and be continuing:

(A) Each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Securities Collateral or any part thereof for any purpose not inconsistent with the terms or purposes hereof, the Indenture or any other document evidencing the Obligations.

(B) Each Pledgor shall be entitled to receive and retain, and to utilize free and clear of the Lien hereof, any and all Distributions, but only if and to the extent made in accordance with the provisions of the Indenture; provided, however, that any and all such Distributions consisting of rights or interests in the form of securities shall be forthwith delivered to the Trustee to hold as Pledged Collateral and shall, if received by any Pledgor, be segregated from the other property or funds of such Pledgor and be forthwith delivered to the Trustee as Pledged Collateral in the same form as so received (with any necessary endorsement).

(ii) The Trustee shall be deemed without further action or formality to have granted to each Pledgor all necessary consents relating to voting rights and shall, if necessary, upon written request of any Pledgor and at the sole cost and expense of the Pledgors, from time to time execute and deliver (or cause to be executed and delivered) to such Pledgor all such instruments as such Pledgor may reasonably request in order to permit such Pledgor to exercise the voting and other consensual rights which it is entitled to exercise pursuant to Section 5.2(i)(A) hereof and to receive the Distributions which it is authorized to receive and retain pursuant to Section 5.2(i)(B) hereof.

(iii) Upon the occurrence and during the continuance of an Event of Default and the receipt of written notice from the Trustee that it is exercising rights under this Section 5.2(iii):

(A) All rights of each Pledgor to exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to Section 5.2(i)(A) hereof shall cease, and all such rights shall thereupon become vested in the Trustee, which shall thereupon have the sole right to exercise such voting and other consensual rights.

(B) All rights of each Pledgor to receive Distributions which it would otherwise be authorized to receive and retain pursuant to Section 5.2(i)(B) hereof shall cease and all such rights shall thereupon become vested in the Trustee, which shall thereupon have the sole right to receive and hold as Pledged Collateral such Distributions.

(iv) Each Pledgor shall, at its sole cost and expense, from time to time execute and deliver to the Trustee appropriate instruments as the Trustee may reasonably request in order to permit the Trustee to exercise the voting and other rights which it may be entitled to exercise pursuant to Section 5.2(iii)(A) hereof and to receive all Distributions which it may be entitled to receive under Section 5.2(iii)(B) hereof.

(v) All Distributions which are received by any Pledgor contrary to the provisions of Section 5.2(iii)(B) hereof shall be received in trust for the benefit of the Trustee, shall be segregated from other funds of such Pledgor and shall immediately be paid over to the Trustee as Pledged Collateral in the same form as so received (with any necessary endorsement).

SECTION 5.3. Certain Agreements of Pledgors As Issuer and Holders of Equity Interests.

(i) In the case of each Pledgor which is an issuer of Securities Collateral, such Pledgor agrees to be bound by the terms of this Agreement relating to the Securities Collateral issued by it and will comply with such terms insofar as such terms are applicable to it.

(ii) In the case of each Pledgor which is a partner in a partnership, limited liability company or other entity, such Pledgor hereby consents to the extent required by the applicable Organizational Document to the pledge by each other Pledgor, pursuant to the terms hereof, of the Pledged Interests in such partnership, limited liability company or other entity and, upon the occurrence and during the continuance of an Event of Default and in connection with the exercise of remedies by the Trustee pursuant to Article IX, to the transfer of such Pledged Interests to the Trustee or its nominee and to the substitution of the Trustee or its nominee as a substituted partner or member in such partnership, limited liability company or other entity with all the rights, powers and duties of a general partner or a limited partner or member, as the case may be.

ARTICLE VI

CERTAIN PROVISIONS CONCERNING INTELLECTUAL

PROPERTY COLLATERAL

SECTION 6.1. Protection of Trustee’s Security.

On a continuing basis, each Pledgor shall, at its sole cost and expense, (i) promptly following its becoming aware thereof, notify the Trustee of (A) any materially adverse determination in any proceeding in the United States Patent and Trademark Office or the United States Copyright Office with respect to any material Patent, Trademark or Copyright or (B) the institution of any proceeding or any adverse determination in any federal, state or local court or administrative body regarding such Pledgor’s claim of ownership in or right to use any of the Intellectual Property Collateral material to the use and operation of the Pledged Collateral or Mortgaged Property, if applicable, its right to register such Intellectual Property Collateral or its right to keep and maintain such registration in full force and effect, (ii) maintain and protect the Intellectual Property Collateral material to the use and operation of the Pledged Collateral or Mortgaged Property, if applicable, as presently used and operated and as contemplated by the Indenture, (iii) not permit to lapse or become abandoned any Intellectual Property Collateral material to the use and operation of the Pledged Collateral or Mortgaged Property, if applicable, as presently used and operated and as contemplated by the Indenture, and not settle or compromise any pending or future litigation or administrative proceeding with respect to such Intellectual Property Collateral, in each case except as shall be consistent with commercially reasonable business judgment, (iv) upon such Pledgor obtaining knowledge thereof, promptly notify the Trustee in writing of any event which may be reasonably expected to materially and adversely affect the value or utility of the Intellectual Property Collateral or any portion thereof material to the use and operation of the Pledged Collateral or Mortgaged Property, if applicable, the ability of such Pledgor or the Trustee to dispose of the Intellectual Property Collateral or any portion thereof or the rights and remedies of the Trustee in relation thereto including a levy or threat of levy or any legal process against the Intellectual Property Collateral or any portion thereof, (v) not license the Intellectual Property Collateral other than licenses entered into by such Pledgor in, or incidental to, the ordinary course of business, or amend or permit the amendment of any of the licenses in a manner that materially and adversely affects the right to receive payments thereunder, or in any manner that would materially impair the value of the Intellectual Property Collateral or the Lien on and security interest in the Intellectual Property Collateral intended to be granted to the Trustee for the benefit of the Secured Parties, without the consent of the Trustee, (vi) diligently keep adequate records respecting the Intellectual Property Collateral and (vii) furnish to the Trustee from time to time upon the Trustee’s request therefor reasonably detailed statements and amended schedules further identifying and describing the Intellectual Property Collateral and such other materials evidencing or reports pertaining to the Intellectual Property Collateral as the Trustee may from time to time request.

SECTION 6.2. After-Acquired Property.

If any Pledgor shall, at any time before the Obligations have been paid in full (other than contingent indemnification obligations which, pursuant to the provisions of the Indenture or the Security Documents, survive the termination thereof), (i) obtain any rights to any additional Intellectual Property Collateral or (ii) become entitled to the benefit of any additional Intellectual Property Collateral or any renewal or extension thereof, including any reissue, division, continuation, or continuation-in-part of any Intellectual Property Collateral, or any improvement on any Intellectual Property Collateral, the provisions hereof shall automatically apply thereto and any such item enumerated in clause (i) or (ii) of this Section 6.2 with respect to such Pledgor shall automatically constitute Intellectual Property Collateral if such would have constituted Intellectual Property Collateral at the time of execution hereof and be subject to the Lien and security interest created by this Agreement without further action by any party. Each Pledgor shall promptly (i) provide to the Trustee written notice of any of the foregoing and (ii) confirm the attachment of the Lien and security interest created by this Agreement to any rights described in clauses (i) and (ii) of the immediately preceding sentence of this Section 6.2 by execution of an instrument in form reasonably acceptable to the Trustee and the filing of any instruments or statements as shall be reasonably necessary to preserve, protect or perfect the Trustee’s security interest in such Intellectual Property Collateral. Further, each Pledgor authorizes the Trustee to modify this Agreement by amending Schedules 14(a) and 14(b) annexed to the Perfection Certificate to include any Intellectual Property Collateral acquired or arising after the date hereof of such Pledgor.

ARTICLE VII

CERTAIN PROVISIONS CONCERNING ACCOUNTS

SECTION 7.1. Maintenance of Records.

Each Pledgor shall keep and maintain at its own cost and expense complete records of each Account, in a manner consistent with prudent business practice, including records of all payments received, all credits granted thereon, all merchandise returned and all other documentation relating thereto. Upon the occurrence and during the continuance of any Event of Default and the receipt of written notice from the Trustee that it is exercising rights under this Section 7.1, the Trustee may transfer a full and complete copy of any Pledgor’s books, records, credit information, reports, memoranda and all other writings relating to the Accounts to and for the use by any person that has acquired or is contemplating acquisition of an interest in the Accounts or the Trustee’s security interest therein without the consent of any Pledgor.

SECTION 7.2. Modification of Terms, etc.

No Pledgor shall rescind or cancel any obligations evidenced by any Account or modify any term thereof or make any adjustment with respect thereto except in the ordinary course of business consistent with prudent business practice, or extend or renew any such obligations except in the ordinary course of business consistent with prudent business practice or compromise or settle any dispute, claim, suit or legal proceeding relating thereto or sell any Account or interest therein except in the ordinary course of business consistent with prudent business practice without the prior written consent of the Trustee. Each Pledgor shall timely fulfill all obligations on its part to be fulfilled under or in connection with the Accounts except in the ordinary course and consistent with prudent business practices.

SECTION 7.3. Collection.

Each Pledgor shall cause to be collected from the Account Debtor of each of the Accounts, as and when due in the ordinary course of business and consistent with prudent business practice (including Accounts that are delinquent, such Accounts to be collected in accordance with generally accepted commercial collection procedures), any and all amounts owing under or on account of such Account, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Account, except that any Pledgor may, with respect to an Account, allow in the ordinary course of business (i) a refund or credit due as a result of returned or damaged or defective merchandise and (ii) such extensions of time to pay amounts due in respect of Accounts and such other modifications of payment terms or settlements in respect of Accounts as shall be commercially reasonable in the circumstances, all in accordance with such Pledgor’s ordinary course of business consistent with its collection practices as in effect from time to time. The costs and expenses (including attorneys’ fees) of collection, in any case, whether incurred by any Pledgor, the Trustee or any Secured Party, shall be paid by the Pledgors.

ARTICLE VIII

TRANSFERS

SECTION 8.1. Transfers of Pledged Collateral.

No Pledgor shall sell, convey, assign or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral pledged by it hereunder except as permitted by the Indenture.

ARTICLE IX

REMEDIES

SECTION 9.1. Remedies.

Upon the occurrence and during the continuance of any Event of Default, the Trustee may from time to time exercise in respect of the Pledged Collateral, in addition to the other rights and remedies provided for herein or otherwise available to it, the following remedies:

(i) Upon the receipt by the applicable Pledgor of written notice from the Trustee that it is exercising rights under this Section 9.1(i), personally, or by agents or attorneys, immediately take possession of the Pledged Collateral or any part thereof, from any Pledgor or any other person who then has possession of any part thereof with or without notice or process of law, and for that purpose may, in compliance with applicable law, occupy any premises owned or leased by any Pledgor where Pledged Collateral is assembled for a reasonable period of time or collect and assemble Pledged Collateral at another location in order to facilitate and effectuate the Trustee’s rights to realize the value of its security interests granted hereunder or under any applicable law, remove such Pledged Collateral, remain present at such premises to receive copies of all communications and remittances relating to the Pledged Collateral and use in connection with such removal and possession any and all services, supplies, aids and other facilities of any Pledgor;

(ii) Demand, sue for, collect or receive any money or property at any time payable or receivable in respect of the Pledged Collateral including instructing the obligor or obligors on any agreement, instrument or other obligation constituting part of the Pledged Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Trustee, and in connection with any of the foregoing, compromise, settle, extend the time for payment and make other modifications with respect thereto; provided, however, that in the event that any such payments are made directly to any Pledgor, prior to receipt by any such obligor of such instruction, such Pledgor shall segregate all amounts received pursuant thereto in trust for the benefit of the Trustee and shall promptly (but in no event later than one (1) Business Day after receipt thereof) pay such amounts to the Trustee;

(iii) Upon the receipt by the applicable Pledgor of written notice from the Trustee that it is exercising rights under this Section 9.1(iii), sell, assign or otherwise liquidate, or direct any Pledgor to sell, assign or otherwise liquidate, any and all Investment Property made in whole or in part with the Pledged Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment or liquidation to be held as cash collateral under the terms of this Agreement or for application to the Obligations as provided in Article X;

(iv) Take possession of the Pledged Collateral or any part thereof, by directing any Pledgor in writing to deliver the same to the Trustee at any place or places so designated by the Trustee, in which event such Pledgor shall at its own expense: (A) forthwith cause the same to be moved to the place or places designated by the Trustee and therewith delivered to the Trustee, (B) store and keep any Pledged Collateral so delivered to the Trustee at such place or places pending further action by the Trustee and (C) while the Pledged Collateral shall be so stored and kept, provide such security and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition. Each Pledgor’s obligation to deliver the Pledged Collateral as contemplated in this Section 9.1(iv) is of the essence hereof. Upon application to a court of equity having jurisdiction, the Trustee shall be entitled to a decree requiring specific performance by any Pledgor of such obligation;

(v) Withdraw all moneys, instruments, securities and other property in any bank, financial securities, deposit or other account of any Pledgor constituting Pledged Collateral for application to the Obligations as provided in Article X hereof;

(vi) Retain and apply the Distributions to the Obligations as provided in Article X hereof; and

(vii) Exercise all the rights and remedies of a secured party on default under the UCC, and the Trustee may also in its sole discretion, without notice except as specified in Section 9.2 hereof, sell, assign or grant a license to use the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Trustee’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Trustee may deem commercially reasonable. The Trustee or any other Secured Party or any of their respective Affiliates may be the purchaser, licensee, assignee or recipient of any or all of the Pledged Collateral at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Pledged Collateral sold, assigned or licensed at such sale, to use and apply any of the Obligations owed to such person as a credit on account of the purchase price of any Pledged Collateral payable by such person at such sale. Each purchaser, assignee, licensee or recipient at any such sale shall acquire the property sold, assigned or licensed absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives, to the fullest extent permitted by law, all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Trustee shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. The Trustee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Pledgor hereby waives, to the fullest extent permitted by law, any claims against the Trustee arising by reason of the fact that the price at which any Pledged Collateral may have been sold, assigned or licensed at such a private sale was less than the price which might have been obtained at a public sale, even if the Trustee accepts the first offer received and does not offer such Pledged Collateral to more than one offeree.

SECTION 9.2. Notice of Sale.

Each Pledgor acknowledges and agrees that, to the extent notice of sale or other disposition of Pledged Collateral shall be required by law, ten (10) days’ prior notice to such Pledgor of the time and place of any public sale or of the time after which any private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters. No notification need be given to any Pledgor if it has signed, after the occurrence of an Event of Default, a statement renouncing or modifying any right to notification of sale or other intended disposition.

SECTION 9.3. Waiver of Notice and Claims.

Each Pledgor hereby waives, to the fullest extent permitted by applicable law, notice or judicial hearing in connection with the Trustee’s taking possession or the Trustee’s disposition of any of the Pledged Collateral, including any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which such Pledgor would otherwise have under law, and each Pledgor hereby further waives, to the fullest extent permitted by applicable law: (i) all damages occasioned by such taking of possession, (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Trustee’s rights hereunder and (iii) all rights of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter in force under any applicable law.

SECTION 9.4. Certain Sales of Pledged Collateral.

(i) Each Pledgor recognizes that, by reason of certain prohibitions contained in law, rules, regulations or orders of any Governmental Authority, the Trustee may be compelled, with respect to any sale of all or any part of the Pledged Collateral, to limit purchasers to those who meet the requirements of such Governmental Authority. Each Pledgor acknowledges that any such sales may be at prices and on terms less favorable to the Trustee than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such restricted sale shall be deemed to have been made in a commercially reasonable manner and that, except as may be required by applicable law, the Trustee shall have no obligation to engage in public sales.

(ii) Each Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act, and applicable state securities laws, the Trustee may be compelled, with respect to any sale of all or any part of the Securities Collateral and Investment Property, to limit purchasers to persons who will agree, among other things, to acquire such Securities Collateral or Investment Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Pledgor acknowledges that any such private sales may be at prices and on terms less favorable to the Trustee than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act), and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Trustee shall have no obligation to engage in public sales and no obligation to delay the sale of any Securities Collateral or Investment Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would agree to do so.

(iii) If the Trustee determines to exercise its right to sell any or all of the Securities Collateral or Investment Property, upon written request, the applicable Pledgor shall from time to time furnish to the Trustee all such information as the Trustee may request in order to determine the number of securities included in the Securities Collateral or Investment Property which may be sold by the Trustee as exempt transactions under the Securities Act and the rules of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

(iv) Each Pledgor further agrees that a breach of any of the covenants contained in this Section 9.4 will cause irreparable injury to the Trustee and other Secured Parties, that the Trustee and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 9.4 shall be specifically enforceable against such Pledgor, and such Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing.

SECTION 9.5. No Waiver; Cumulative Remedies.

(i) No failure on the part of the Trustee to exercise, no course of dealing with respect to, and no delay on the part of the Trustee in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy; nor shall the Trustee be required to look first to, enforce or exhaust any other security, collateral or guaranties. The remedies herein provided are cumulative and are not exclusive of any remedies provided by law.

(ii) In the event that the Trustee shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Trustee, then and in every such case, the Pledgors, the Trustee and each other Secured Party shall be restored to their respective former positions and rights hereunder with respect to the Pledged Collateral, and all rights, remedies and powers of the Trustee and the other Secured Parties shall continue as if no such proceeding had been instituted.

SECTION 9.6. Certain Additional Actions Regarding Intellectual Property.

If any Event of Default shall have occurred and be continuing, upon the written demand of the Trustee, each Pledgor shall execute and deliver to the Trustee an assignment or assignments of the registered Patents, Trademarks and/or Copyrights and Goodwill and such other documents as are necessary or appropriate to carry out the intent and purposes of this Article IX. Within five (5) Business Days of written notice thereafter from the Trustee, each Pledgor shall make available to the Trustee, to the extent within such Pledgor’s power and authority, such personnel in such Pledgor’s employ on the date of the Event of Default as the Trustee may reasonably designate to permit such Pledgor to continue, directly or indirectly, to produce, advertise and sell the products and services sold by such Pledgor under the registered Patents, Trademarks and/or Copyrights, and such persons shall be available to perform their prior functions on the Trustee’s behalf.

ARTICLE X

APPLICATION OF PROCEEDS

SECTION 10.1. Application of Proceeds.

The proceeds received by the Trustee in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Trustee of its remedies shall be applied, together with any other sums then held by the Trustee pursuant to this Agreement, in accordance with the Indenture.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1. Concerning Trustee.

(i) The Trustee has been authorized to enter into this Agreement pursuant to the Indenture. The actions of the Trustee hereunder are subject to the provisions of the Indenture. The Trustee shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including the release or substitution of the Pledged Collateral), in accordance with this Agreement and the Indenture. The Trustee may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Trustee may resign and a successor Trustee may be appointed in the manner provided in the Indenture. Upon the acceptance of any appointment as the Trustee by a successor Trustee, that successor Trustee shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Trustee under this Agreement, and the retiring Trustee shall thereupon be discharged from its duties and obligations under this Agreement. After any retiring Trustee’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Trustee.

(ii) The Trustee shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equivalent to that which the Trustee, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that neither the Trustee nor any of the Secured Parties shall have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Securities Collateral, whether or not the Trustee or any other Secured Party has or is deemed to have knowledge of such matters or (ii) taking any necessary steps to preserve rights against any person with respect to any Pledged Collateral.

(iii) The Trustee shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person, and, with respect to all matters pertaining to this Agreement and its duties hereunder, upon advice of counsel selected by it.

(iv) If any item of Pledged Collateral also constitutes collateral granted to the Trustee under any other deed of trust, mortgage, security agreement, pledge or instrument of any type (other than the Indenture and the Intercreditor Agreement), in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, the Trustee, in its sole discretion, shall select which provision or provisions shall control.

SECTION 11.2. Trustee May Perform; Trustee Appointed Attorney-in-Fact.

If any Pledgor shall fail to perform any covenants contained in this Agreement (including such Pledgor’s covenants to (i) pay the premiums in respect of all required insurance policies hereunder, (ii) pay Claims, other than any Claims constituting Permitted Collateral Liens, (iii) make repairs, (iv) discharge Liens other than any Permitted Collateral Liens or (v) pay or perform any obligations of such Pledgor under any Pledged Collateral) or if any representation or warranty on the part of any Pledgor contained herein shall be breached, the Trustee may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend funds for the purpose of preserving or maintaining the Pledged Collateral or its interest therein. Any and all amounts so expended by the Trustee shall be paid by the Pledgors in accordance with the provisions of Section 7.7 of the Indenture. Neither the provisions of this Section 11.2 nor any action taken by the Trustee pursuant to the provisions of this Section 11.2 shall prevent any such failure to observe any covenant contained in this Agreement nor any breach of representation or warranty from constituting an Event of Default. Each Pledgor hereby appoints the Trustee its attorney-in-fact, with full authority in the place and stead of such Pledgor and in the name of such Pledgor, or otherwise, from time to time in the Trustee’s discretion to take any action and to execute any instrument for the purpose of carrying out the provisions of this Agreement. The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. Each Pledgor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

SECTION 11.3. Continuing Security Interest; Assignment.

This Agreement shall create a continuing security interest in the Pledged Collateral and shall (i) be binding upon the Pledgors, their respective successors and assigns and (ii) inure, together with the rights and remedies of the Trustee hereunder, to the benefit of the Trustee and the other Secured Parties and each of their respective successors, transferees and assigns. No other persons (including any other creditor of any Pledgor) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (ii), any Secured Party may assign or otherwise transfer any indebtedness held by it secured by this Agreement to any other person, and such other person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party, herein or otherwise, subject however, to the provisions of the Indenture.

SECTION 11.4. Termination; Release.

(a) The Pledged Collateral shall be released from the Lien of this Agreement in accordance with the provisions of the Indenture. Upon termination hereof or any release of Pledged Collateral in accordance with the provisions of the Indenture, the Trustee shall, upon the request and at the sole cost and expense of the Pledgors, assign, transfer and deliver to Pledgor, against receipt and without recourse to or warranty by the Trustee except as to the fact that the Trustee has not encumbered the released assets, such of the Pledged Collateral to be released (in the case of a release) as may be in possession of the Trustee and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Pledged Collateral, proper documents and instruments (including UCC-3 termination statements or releases) acknowledging the termination hereof or the release of such Pledged Collateral, as the case may be; and

(b) At the request and sole expense of the Company (pursuant to an Officers’ Certificate), a Guarantor shall be released from its obligations hereunder, in the event that Rule 3-16 or Rule 3-10 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary of the Company due to the fact that such Subsidiary’s capital stock or other securities secure the Notes, then the capital stock or other securities of such Subsidiary will automatically be deemed not to be part of the Collateral (and thus shall be deemed to be Excluded Collateral) but only to the extent necessary to not be subject to such requirement.

SECTION 11.5. Modification in Writing.

No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by any Pledgor or the Trustee therefrom, shall be effective unless the same shall be made in accordance with the terms of the Indenture and unless in writing and signed by the Trustee and any Pledgor affected thereby. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by any Pledgor or the Trustee from the terms of any provision hereof shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement or any other document evidencing the Obligations, no notice to or demand on any Pledgor in any case shall entitle any Pledgor to any other or further notice or demand in similar or other circumstances.

SECTION 11.6. Notices.

Unless otherwise provided herein or in the Indenture, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Indenture, as to any Pledgor, addressed to it at the address of the Company set forth in the Indenture and as to the Trustee, addressed to it at the address set forth in the Indenture, or in each case at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 11.6.

SECTION 11.7. Governing Law, Consent to Jurisdiction and Service of Process; Waiver of Jury Trial.

Section 15.8 of the Indenture is incorporated herein, mutatis mutandis, as if a part hereof.

SECTION 11.8. Severability of Provisions.

Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 11.9. Execution in Counterparts.

This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.

SECTION 11.10. Business Days.

In the event any time period or any date provided in this Agreement ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the next succeeding Business Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day.

SECTION 11.11. No Credit for Payment of Taxes or Imposition.

Such Pledgor shall not be entitled to any credit against the principal, premium, if any, or interest payable under the Indenture, and such Pledgor shall not be entitled to any credit against any other sums which may become payable under the terms thereof or hereof, by reason of the payment of any Tax on the Pledged Collateral or any part thereof.

SECTION 11.12. No Claims Against Trustee.

Nothing contained in this Agreement shall constitute any consent or request by the Trustee, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Pledged Collateral or any part thereof, nor as giving any Pledgor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Trustee in respect thereof or any claim that any Lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the Lien hereof.

SECTION 11.13. No Release.

Nothing set forth in this Agreement shall relieve any Pledgor from the performance of any term, covenant, condition or agreement on such Pledgor’s part to be performed or observed under or in respect of any of the Pledged Collateral or from any liability to any person under or in respect of any of the Pledged Collateral or shall impose any obligation on the Trustee or any other Secured Party to perform or observe any such term, covenant, condition or agreement on such Pledgor’s part to be so performed or observed or shall impose any liability on the Trustee or any other Secured Party for any act or omission on the part of such Pledgor relating thereto or for any breach of any representation or warranty on the part of such Pledgor contained in this Agreement, the Indenture or the other Financing Documents, or under or in respect of the Pledged Collateral or made in connection herewith or therewith. The obligations of each Pledgor contained in this Section 11.13 shall survive the termination hereof and the discharge of such Pledgor’s other obligations under this Agreement, the Indenture and the other Financing Documents.

SECTION 11.14. Obligations Absolute.

All obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of:

(i) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any other Pledgor;

(ii) any lack of validity or enforceability of the Indenture or any other Financing Document, or any other agreement or instrument relating thereto;

(iii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Indenture or any other Financing Document or any other agreement or instrument relating thereto;

(iv) any pledge, exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations; or

(v) any exercise, non-exercise or waiver of any right, remedy, power or privilege under or in respect hereof, the Indenture or any other Financing Document except as specifically set forth in a waiver granted pursuant to the provisions of Section 11.5 hereof.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the Pledgors and the Trustee have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

US LEC CORP.,
as Pledgor

By:	/s/ MICHAEL K. ROBINSON
Name:	Michael K. Robinson
Title:	Executive Vice President and Chief Financial Officer

US LEC of North Carolina Inc.,
US LEC of Georgia Inc.,
US LEC of Tennessee Inc.,
US LEC of Florida Inc.,
US LEC of South Carolina Inc.,
US LEC of Alabama Inc.,
US LEC of Maryland Inc.,
US LEC of Pennsylvania Inc.,
US LEC Communications Inc.,
US LEC of Virginia L.L.C.,
US LEC Acquisition Co.,
each as Pledgor

By:	/s/ MICHAEL K. ROBINSON
Name:	Michael K. Robinson
Title:	Executive Vice President—Finance and Chief Financial Officer

Signature Page to Security Agreement

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ RICHARD H. PROKOSCH
Name:	Richard H. Prokosch
Title:	Vice President

Signature Page to Security Agreement